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                                                                    Exhibit 99.2

         CERTAIN DISCLOSURES REGARDING IONICS' RESULTS OF OPERATIONS AND
      FINANCIAL CONDITION AS OF DECEMBER 31, 2002 AND 2001 AND FOR EACH OF
              THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002

RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

The Company reported consolidated revenues of $320.3 million and net income of $4.8 million in 2002, compared to consolidated revenues of $448.2 million and net income of $44.7 million in 2001. During the third quarter of 2003, as part of the Company's restructuring plan, the Company approved plans to divest its Elite Consumer Products division. Accordingly, results for the Company's Elite Consumer Products division in Ludlow, MA, which is part of the Consumer Water group, have been reclassified to discontinued operations in the Consolidated Statements of Operations for all periods presented. Results for 2001 included the operations of the Aqua Cool Pure Bottled Water business ("Aqua Cool Business"), which was divested on December 31, 2001, as well as the results of the Company's majority-owned Malaysian subsidiary, Ionics Enersave ("Enersave") which was divested in May 2002.

REVENUES

Total Company revenues of $320.3 million for 2002 decreased $127.8 million or 28.5% from revenues of $448.2 million for 2001. The 2001 revenues of the Aqua Cool Business represented $76.2 million, or 59.6% of the decrease, and the revenues of the Company's majority-owned Malaysian subsidiary represented $14.8 million, or 11.6% of the decrease.

EBG revenues of $154.4 million in 2002 decreased $7.2 million, or 4.4%, compared to revenues of $161.6 million in 2001. The decrease in revenues is primarily attributable to reduced revenues from the Zero Liquid Discharge ("ZLD") business, primarily as a result of the Company's business strategy to not pursue the civil construction scope on ZLD projects. This decrease was partially offset by increases in EBG's water supply business in Spain, as well as increases in the revenues of the Company's Italian subsidiary.

UWG revenues of $102.4 million decreased $31.2 million, or 23.4%, compared to revenues of $133.6 million for 2001. The revenues associated with the Company's majority-owned Malaysian subsidiary, which was divested in May 2002, amounted to $19.0 million in 2001 and $4.2 million in 2002, and accordingly represented 11.1% of the revenue decrease. The additional decrease in revenues relates primarily to the continued downturn in the microelectronics sector.

CWG revenues totaled $23.6 million in 2002 compared to revenues of $105.2 million in 2001, representing a decrease of $81.5 million or 77.5%. The 2001 revenues of the Aqua Cool Business of $76.2 million represented 93.5% of the decrease in revenues. CWG revenue levels were also adversely impacted by lower demand for home water treatment equipment as a result of the general downturn in the domestic economy.

IBG revenues of $27.7 million in 2002 increased $1.1 million, or 4.3%, compared to revenues of $26.6 million in 2001. The increase in revenues primarily resulted from increased sales volume to the pharmaceutical industry driven by regulatory requirements in that industry, as well as continued growth in recurring sales of the Company's after-market products.

Revenues from sales to affiliated companies of $12.2 million in 2002 decreased $9.1 million or 42.7% compared to revenues from affiliated companies of $21.2 million in 2001. The decrease in revenues from affiliated companies primarily resulted from lower equipment sales to the Trinidad joint venture company, Desalination Company of Trinidad and Tobago Ltd. ("Desalcott"), as a result of the substantial completion of the first four out of the five construction phases of the desalination facility in early 2002. The decrease was partially offset by an increase in sales of equipment in the second half of 2002 to the Kuwaiti joint venture company, Utilities Development Company ("UDC"), for the Kuwait reuse project.

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The Company has entered into a number of large contracts, which are generally categorized as either "equipment sale" contracts or "build, own and operate"
(BOO) contracts. The Company believes that the remaining duration on its existing sale of equipment contracts ranges from less than one year to three years and the remaining duration on its existing BOO contracts ranges from one year to 25 years. The time to completion of any of these contracts, however, is subject to a number of variables, including the nature and provisions of the contract and the industry being served. Historically, as contracts are completed, the Company has entered into new contracts with the same or other customers. In the past, the completion of any one particular contract has not had a material effect on the Company's business, results of operations or cash flows.

COST OF SALES

The Company's total cost of sales as a percentage of revenue was 70.5% in 2002 and 72.4% in 2001. The resulting gross margin increased to 29.5% in 2002 compared to 27.6% in 2001. Cost of sales as a percentage of revenue decreased in all segments.

EBG's cost of sales as a percentage of revenue decreased to 74.0% in 2002 from 78.5% in 2001. The improvement in cost of sales as a percentage of revenue from 2001 to 2002 related to the elimination of losses incurred on the civil construction portion of ZLD projects that were incurred in 2001. Additionally, the improvement in cost of sales as a percentage of revenue is attributable to a shift in product mix from lower margin capital equipment sales to higher margin water supply and other products.

UWG's cost of sales as a percentage of revenue decreased to 76.6% in 2002 from 80.2% in 2001. The decrease in cost of goods sold as a percentage of revenue primarily reflects the elimination of losses associated with projects in Australia, improved operating results in the group's Asian operations, and the reduction of losses associated with the Company's majority-owned Malaysian subsidiary, which was divested in May 2002.

CWG's cost of sales as a percentage of revenue decreased to 44.0% in 2002 from 54.2% in 2001. The decrease in the cost of sales as a percentage of revenue was primarily attributable to the divestiture of the Company's Aqua Cool Business.

IBG's cost of sales as a percentage of revenue decreased to 42.2% in 2002 from 48.0% in 2001, primarily reflecting absorption of manufacturing overhead as a result of higher sales volume along with cost reductions in the service businesses.

Cost of sales to affiliated companies as a percentage of revenue decreased to 90.1% in 2002 from 97.4% in 2001. The decrease in 2002 was primarily due to lower revenues from sales to Desalcott, where, for accounting purposes, all profit on sales to Desalcott is being deferred, and the increase in equipment sales to UDC, where the Company defers profit equal to its 25% equity ownership in UDC, and will subsequently recognize the deferred profit over the estimated useful life of the equipment.

OPERATING EXPENSES

Research and development expenses as a percentage of revenue increased slightly during 2002 compared to 2001. The Company currently expects to continue to invest in new products and technologies at approximately the same level as in prior years.

Selling, general and administrative expenses decreased $27.7 million to $91.2 million in 2002 from $118.9 million in 2001. The elimination of 2001 selling, general and administrative expenses relating to the Aqua Cool Business resulting from the divestiture of the business on December 31, 2001, as well as the divestiture of the Company's majority-owned Malaysian subsidiary in the second quarter of 2002, and the cessation of goodwill amortization amounted to approximately $40.2 million. These decreases in 2002 selling, general and administrative expenses were partially offset by increased operating expenses associated with the Company's European operations, primarily France, higher than normal professional service fees related primarily to the Company's restatement of its interim financial statements for the first and second quarters of 2002, increased provisions for doubtful accounts, and other general increases.

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INTEREST INCOME AND INTEREST EXPENSE

Interest income totaled $3.5 million in 2002 and $1.0 million in 2001. Interest expense, net of capitalized interest of $0.3 million, was $1.2 million in 2002 and $5.2 million in 2001. The increase in interest income in 2002 compared to 2001 reflects the investment of proceeds resulting from the divestiture of the Aqua Cool Business on December 31, 2001. Additionally, a portion of the proceeds from the disposition of the Aqua Cool Business were utilized to reduce domestic short-term borrowings which resulted in lower interest expense of $0.9 million in 2002 compared to $5.2 million in 2001.

EQUITY INCOME

The Company's proportionate share of the earnings and losses of affiliated companies in which it holds a minority equity interest is included in equity income.

Equity income amounted to $3.4 million in 2002 and $1.4 million in 2001. The Company's equity income is derived primarily from its 20% equity interest in a Mexican joint venture company which owns two water treatment plants in Mexico, its 40% equity interest in Desalcott, its equity interests in several joint ventures in the Middle East which engage in bottled water distribution, and to a lesser extent from its other equity investments in affiliated companies. The increase in equity income of $2.0 million in 2002 compared to 2001 reflects the improved performance of Desalcott (the plant began commercial operation in May
2002) and the improved performance of the Company's investments in several joint ventures in the Middle East.

GAIN ON SALE OF AQUA COOL

On December 31, 2001, the Company completed the sale of its Aqua Cool Business in the United States, United Kingdom and France. Giving effect to reserves established by the Company for purchase price adjustments and direct and incremental costs, the Company recorded a pre-tax gain of $102.8 million in 2001. As a result of final purchase price adjustments based on the number of customers and working capital levels, and the resolution of certain claims made by Nestle, the Company and Nestle reached final agreement on a purchase price of $207.0 million in the first quarter of 2003. As a result of such adjustments, the Company realized an additional pre-tax gain of $8.2 million in 2002, net of direct and incremental costs of the transaction, including approximately $3.4 million of non-recurring management and employee compensation.

INCOME TAXES

The Company's effective tax rate for 2002 was 45.9% compared to 49.0% in 2001. The Company's 2002 tax rate was primarily affected by losses in certain of its foreign subsidiaries for which the Company may not be able to realize future tax benefits. The 2001 tax rate was primarily impacted by the gain on the sale of the Company's Aqua Cool Business, which included non-deductible goodwill, as well as significant losses by the Company's majority-owned Malaysian subsidiary that were not benefited since realization of those benefits was not likely.

DISCONTINUED OPERATIONS

On August 14, 2003, the Company's management and Board of Directors approved a plan of disposition to sell its consumer chemical business, the Elite Consumer Products division in Ludlow, MA, which is part of the Company's Consumer Water Group segment. Accordingly, the Company's consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

The loss from discontinued operations was $0.1 million on a net-tax and pre-tax basis for 2002. In 2001, income from discontinued operations was $6,000, or $9,000 on a pre-tax basis.

NET INCOME

Net income amounted to $4.8 million in 2002 compared to $44.7 million for 2001. Net income in 2002 and 2001 included pre-tax gains of $8.2 million and $102.8 million, respectively, from the sale of the Company's Aqua Cool

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Business.

COMPARISON OF YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

The Company reported consolidated revenues of $448.2 million and net income of $44.7 million in 2001, compared to consolidated revenues of $458.1 million and a net loss of $1.9 million in 2000. The increase in net income resulted primarily from a pre-tax gain of $102.8 million on the sale of the Aqua Cool Business in the U.S., U.K. and France. During the third quarter of 2003, as part of the Company's restructuring plan, the Company approved plans to divest its Elite Consumer Products division. Accordingly, results for the Company's Elite Consumer Products division in Ludlow, MA have been reclassified to discontinued operations in the Consolidated Statements of Operations for all periods presented.

REVENUES

Total Company revenues were $448.2 million in 2001, compared to $458.1 million in 2000. Total revenues for 2001 and 2000 include revenues associated with the Company's Aqua Cool Business which was divested on December 31, 2001, and the Company's majority-owned Malaysian subsidiary which was divested in May 2002.

EBG revenues of $161.6 million in 2001 decreased slightly compared to 2000 revenues of $162.1 million. Total equipment revenues decreased slightly, while supply business revenues increased over 2000.

UWG revenues of $133.6 million in 2001 decreased by $22.8 million or 14.6% from 2000 revenues of $156.4 million in 2000. This decrease is primarily the result of continued deterioration, both domestically and internationally, in the Company's microelectronics equipment business, which declined substantially from 2000 levels due to softness in the microelectronics industry generally.

CWG revenues of $105.2 million in 2001 increased by $13.7 million or 15.0% from revenues of $91.5 million in 2000, reflecting increases in the Company's bottled water and home water product business.

IBG revenues of $26.6 million in 2001 decreased by 6.4% from 2000 revenues of $28.4 million, also reflecting the further deterioration of the microelectronics sector, which is an important customer for IBG products.

Revenues from affiliated companies of $21.2 million in 2001 increased $1.5 million compared to revenues from affiliated companies of $19.7 million in 2000. The increase in revenues from affiliated companies primarily resulted from increased equipment sales to Desalcott, which was engaged throughout 2001 in the construction of the Trinidad desalination facility.

The Company has entered into a number of large contracts, which are generally categorized as either "equipment sale" contracts or "build, own and operate"
(BOO) contracts. The Company believes that the remaining duration on its existing sale of equipment contracts ranges from less than one year to three years and the remaining duration on its existing BOO contracts ranges from one year to 25 years. The time to completion of any of these contracts, however, is subject to a number of variables, including the nature and provisions of the contract and the industry being served. Historically, as contracts are completed, the Company has entered into new contracts with the same or other customers. In the past, the completion of any one particular contract has not had a material effect on the Company's business, results of operations or cash flows.

COST OF SALES

Cost of sales as a percentage of revenues was 72.4% and 73.1% in 2001 and 2000, respectively, and overall Company gross margin was 27.6% and 26.9% in 2001 and 2000, respectively. Cost of sales as a percentage of revenue decreased in the EBG and CWG segments, and increased in the UWG and IBG segments.

Cost of sales as a percentage of revenue for the EBG segment was 78.5% in 2001 compared to 79.7% in 2000, reflecting a continued high level of equipment revenues, which have lower gross margins than service revenues. The losses incurred on several ZLD equipment contracts with civil construction scope had an adverse impact on EBG's cost of sales as a percentage of revenue in 2001.

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Cost of sales as a percentage of revenues for UWG increased to 80.2% in 2001 from 79.2% in 2000, reflecting cost increases incurred on projects executed by the Company's majority-owned Malaysian subsidiary and one of the Company's Australian subsidiaries. The continued downturn of the microelectronics industry also had an adverse impact on both sales volume and profitability, as the utilization of capacity decreased with reduced sales volume while certain components of costs of sales remained fixed.

Cost of sales as a percentage of revenue for CWG decreased to 54.2% in 2001 from 55.6% in 2000. Numerous factors impacted the CWG cost of sales percentage in 2001, including the gain on the sale of certain bottled water assets realized earlier in the year offset by costs associated with readying the Aqua Cool Business for sale in the second half of 2001.

IBG cost of sales as a percentage of revenues increased to 48.0% in 2001 from 44.3% in 2000, primarily as a result of reduced sales volume levels caused by the further deterioration of the microelectronics sector.

Cost of sales to affiliated companies as a percentage of revenue increased to 97.4% in 2001 from 93.1% in 2000. This increase in 2001 was primarily due to higher revenues from sales to Desalcott, the joint venture company relating to the Company's Trinidad project.

OPERATING EXPENSES

Research & development expenses decreased to $6.4 million in 2001 compared to $8.0 million in 2000. Selling, general and administrative expenses increased 6.0% in 2001 to $118.9 million from $112.2 million in 2000. The increase is primarily attributable to a significant shift in product mix between UWG, which has a lower operating expense component, and CWG, which has a significantly higher expense component.

IMPAIRMENT OF LONG-LIVED ASSETS

During 2001 and 2000, the Company wrote down approximately $12.3 million and $1.3 million, respectively, of impaired long-lived assets. In 2001, the write-downs included approximately $9.2 million to reduce the carrying value of assets held for sale related to the Company's divestiture of its majority-owned Malaysian subsidiary and $3.1 million of goodwill associated with previous acquisitions.

In late 2001, the Company began negotiations to sell its majority-owned Malaysian subsidiary to the subsidiary's minority shareholders. In early 2002, the Company had signed a term sheet for the disposition of the Malaysian subsidiary and the sale was completed in May 2002. Accordingly, at December 31, 2001, the Company recorded an impairment charge of approximately $9.2 million, representing the difference between the Company's 55% ownership interest in the net asset value of the Malaysian subsidiary (principally property, plant and equipment and goodwill) and the anticipated net proceeds from the sale of the subsidiary of approximately $1.0 million.

Additionally, $0.8 million of goodwill impairment was recognized in 2000 relating to an acquisition made by the Company in 1996.

INTEREST INCOME AND INTEREST EXPENSE

Interest income was $1.0 million in 2001 compared to $1.3 million in 2000. Interest expense totaled $5.2 million in 2001 and $4.9 million in 2000. Interest expense in 2001 reflected higher average borrowings (although at lower prevailing rates) compared to 2000. Increased borrowing levels in 2001 compared to 2000 were primarily attributable to continued investment in, and working capital requirements of, the Company's Trinidad project, as well as other working capital requirements.

EQUITY INCOME

Equity income amounted to $1.4 million in 2001 and $1.6 million in 2000. The Company's equity income was derived primarily from its 20% equity interest in a Mexican joint venture company which owns wastewater treatment plants in Mexico, its 40% equity ownership in Desalcott, as well as several joint ventures in the Middle East which engage in

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bottled water distribution, and to a lesser extent from its other equity investments in affiliated companies.

GAIN ON SALE OF AQUA COOL

On December 31, 2001, the Company completed the sale of its Aqua Cool Business in the United States, United Kingdom and France. Giving effect to reserves established by the Company for purchase price adjustments and direct and incremental costs, the Company recorded a pre-tax gain of $102.8 million in 2001.

INCOME TAXES

The Company's effective tax rate for 2001 was 49.0% compared to 6.4% in 2000. The 2001 tax rate was primarily impacted by the gain on the sale of the Company's Aqua Cool Business, which included non-deductible goodwill, as well as significant losses by the Company's majority-owned Malaysian subsidiary that were not benefited since realization of those benefits was not likely.

DISCONTINUED OPERATIONS

On August 14, 2003, the Company's management and Board of Directors approved a plan of disposition to sell its consumer chemical business, the Elite Consumer Products division in Ludlow, MA, which is part of the Company's Consumer Water Group segment. Accordingly, the Company's consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Income from discontinued operations was $6,000, or $9,000 on a pre-tax basis, for 2001, and the loss from discontinued operations was $1.2 million, or $1.9 million on a pre-tax basis for 2000.

Included in discontinued operations are long-lived asset impairment charges related to the Company's decision to abandon plans to commence bleach-manufacturing operations in Elkton, Maryland. In 2001 and 2000, these impairment charges amounted to $0.7 million and $2.0 million, respectively. The Elkton plant and equipment were part of a Company strategy to expand bleach manufacturing in the mid-Atlantic market. This strategy included the potential acquisition by the Company of a regional bleach manufacturer, but negotiations relating to the potential acquisition ceased during the fourth quarter of 2000. The impairment charge recorded in 2000 was consequently derived by writing off the net book value of specific equipment for which there was no salvage value or anticipated use within the Company. Due to overcapacity in the bleach manufacturing industry (as evidenced by the exit of other bleach manufacturers in the Northeast), the Company was subsequently unable during 2001 to utilize or otherwise sell the remaining equipment and consequently wrote off the remaining $0.7 million net book value.

NET INCOME

Net income was $44.7 million in 2001 compared to a net loss of $1.9 million in 2000. In 2001, net income included a net pre-tax gain of $102.8 million resulting from the sale of the Company's Aqua Cool Pure Bottled Water business in the U.S., U.K., and France.

FINANCIAL CONDITION

Net working capital decreased $7.9 million during 2002 to $227.9 million and the Company's current ratio increased to 3.0 in 2002 from 2.5 in 2001.

At December 31, 2002, the Company had total assets of $608.0 million, compared to total assets of $633.3 million at December 31, 2001. Cash and cash equivalents decreased $42.2 million in 2002, primarily reflecting investments in projects and property, plant and equipment, as well as the paydown of short-term notes payable and current taxes payable. In addition, at December 31, 2002, the Company had $4.3 million in restricted cash reflecting advance payments for work to be performed on the Kuwait wastewater treatment facility. Net accounts receivable decreased $15.3 million in 2002, reflecting the decreased revenue levels during 2002 compared to 2001, as well as a reclassification of $10.0 million from current accounts receivable to receivables from affiliated companies, long-term relating to the Trinidad project. The reclassification is based on the expectation that the Company is obligated to contribute an additional $10.0 million to Desalcott as an additional source of funds for project completion costs once all

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bridge loan proceeds have been expended. Net property, plant and equipment increased $13.4 million during 2002, reflecting capital expenditures of $32.8 million, primarily for build, own and operate facilities in the EBG and UWG segments, offset by depreciation charges of $22.6 million. Current income taxes payable decreased $20.0 million during 2002, primarily reflecting the tax payments made on the gain from the sale of the Aqua Cool Business.

Net cash used by operating activities amounted to $2.6 million during 2002, reflecting cash used for payments of accounts payable, accrued expenses, and current income taxes, offset by depreciation charges and a reduction in accounts receivable. Net cash used in investing activities amounted to $33.1 million in 2002, reflecting additions to property, plant and equipment, primarily relating to investments made in the UWG segment for a build, own and operate facility in the power industry and in the EBG segment for the expansion of an existing build, own and operate facility in Curacao. Net cash used by financing activities totaled $13.9 million during 2002, primarily reflecting the repayment of the Company's short-term borrowings.

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